8th AMENDMENT
TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS 8TH AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (this “Amendment”) is made and entered into on April 22, 2015 (“Effective Date”), by SUN COMMUNITIES, INC., a Maryland corporation (the “General Partner”), as the general partner of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”).

RECITALS

A.    The General Partner wishes to clarify certain tax provisions that would apply upon the liquidation of the Partnership.

B.    Article 13 of the Agreement authorizes the General Partner, as the holder of more than fifty percent (50%) of the OP Units, to amend the Agreement

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner, intending to be legally bound, agrees to continue the Partnership and amend the Agreement as follows:

1.    Section 6.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)    “Subject to Section 6.2 and 12.2(a), Losses for any Taxable Year shall be allocated in the following order and priority:
(i)    First, to each Partner (including the General Partner) holding OP Units other than Mirror A Preferred Units, who previously was allocated Profits pursuant to Section 6.1(a)(iii), in proportion to the amount of such Profits, until the cumulative amount of Losses so allocated are equal to the cumulative Profits allocated to such Partners for all prior periods;
(ii)    Second, to each Partner (including the General Partner) holding OP Units other than Mirror A Preferred Units, in proportion to their share of outstanding OP Units (other than the Mirror A Preferred Units), up to an amount which would cause each such Partner to have an Adjusted Capital Account Deficit; and
(iii)    Third, to the General Partner.

2.    Section 12.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    The Capital Accounts of the holders of the OP Units shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Partnership’s property, which has not previously been reflected in the Partners’ Capital Accounts, would be allocated among the Partners if there were a taxable disposition of such property at fair market value on the date of distribution. Any resulting increase in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of the Preferred OP Units, Series A-1 Preferred Units

and Series A-4 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Prices of their respective OP Units plus accrued and unpaid Preferred Dividends, Series A-1 Priority Return and Series A-4 Priority Return, as the case may be, thereon; (ii) second to the holders of the Series C Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series C Preferred Units plus accrued and unpaid Series C Priority Return thereon; (iii) third to the holders of the Series B-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series B-3 Preferred Units plus accrued and unpaid Series B-3 Priority Return thereon; (iv) fourth to the holders of the Series A-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series A-3 Preferred Units plus accrued and unpaid Series A-3 Priority Return thereon; and (v) fifth (if any) to the Common OP Units. Any resulting decrease in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of Common OP Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (ii) second, to the holders of Series A-3 Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (iii) third, to the holders of Series B-3 Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (iv) fourth, to the holders of Series C Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (v) fifth, to the holders of Preferred OP Units, Series A-1 Preferred Units and Series A-4 Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; and (vi) sixth, to the General Partner.”

3.    Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of Michigan.

4.    Full Force and Effect. Except as amended by the provisions hereof, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

5.    Successors/Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

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GENERAL PARTNER:

Sun Communities, Inc., a Maryland corporation

By: /s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Treasurer, Chief Financial Officer, and Secretary